CONTACT:

Steve Handy, Senior Vice President and Chief Financial Officer
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jennifer Kirtland
(415) 896-6820
dsherk@evcgroup.com

SM&A REPORTS SECOND QUARTER REVENUES OF $18.3 MILLION AND EPS OF $0.07

NEWPORT BEACH, CA—(MARKET WIRE)—August 2, 2006 — SM&A, Inc. (NasdaqNM:WINS - News), the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program services, today reported continued sequential growth during the second quarter that ended June 30, 2006.

Revenue for the quarter was $18.3 million and net income for the quarter was $1.3 million, or $0.07 per fully diluted share. For the quarter ended June 30, 2005, SM&A reported revenue of $20.3 million and restated earnings per fully diluted share of $0.06, which included restated stock-based compensation expense of $2.1 million. Results for the second quarter of 2006 included $705,000 in contract win incentive payments as compared to $228,000 during the second quarter of 2005.

For the six months ended June 30, 2006, revenues were $36.0 million as compared with $40.5 million for the six months ended June 30, 2005. Net income for the first six months of 2006 was $2.5 million, or $0.12 per fully diluted share versus restated net income of $3.7 million, or $0.18 per fully diluted share.

“We achieved our second quarter targets in both our Competition Management and Program Services businesses despite reduced service levels to one client due to their internal budget pressures. We expect to increase our service levels with this client towards the end of the third quarter as the customer enters their new fiscal year,” said Cathy McCarthy, President and Chief Operating Officer. “Second quarter Competition Management revenues were the third highest quarterly revenues in the Company’s history, and our Program Services revenue grew by $350,000, or six percent, over the first quarter. We continue to deliver very high win rates for our customers as evidenced by the more than $700,000 in win incentive fees recorded during the quarter. In addition, one of our key strategies during 2006 was to rebuild relationships with our top Aerospace and Defense clients and revenue from this client base increased 44% over the first quarter.

“The launch of three new solutions in the Program Services business is producing revenue growth,” Ms. McCarthy continued. “In fact, our initial Milestone Success sales call at the beginning of the third quarter resulted in a sale that will generate revenue during the current period. We feel confident that our Program Services business will continue to show sequential gains over the remainder of the year as our new services gain recognition with our current and potential clients,” Ms. McCarthy added.

“Revenues from Aerospace & Defense clients grew 23% from the first quarter, although they were down by $62,000 as compared to the second quarter of 2005,” added Steve Handy, Chief Financial Officer. “Revenues from Non-Aerospace & Defense (Non-A&D) customers decreased 36% from the first quarter and 34% from the second quarter of 2005 due to the reduced service levels to the one previously mentioned client. It is important to note that on a sequential basis, non-A&D client revenue, excluding this one client, rose 54% and year-over-year it rose 30% which reflects the continuing success of our efforts to diversify both the client base and the markets we serve. Competition Management revenues were up 2% as compared to the first quarter of 2006, and up 15% as compared to the second quarter of 2005, while Program Services revenues were up 6% from the first quarter and down 35% as compared to the year ago period,” he said.

During the second quarter, the top five Competition Management customers represented 64% of this service line’s revenues as compared with 68% during the first quarter of 2006, and 71% during the second quarter of 2005. The top five Program Services customers represented 95% of this service line’s revenues during the second quarter as compared with 92% during the first quarter of 2006 and 94% during the second quarter of 2005. In addition, sales per account executive with tenure greater than nine months were consistent with the first quarter at $1.7 million. Six new customers were added during the quarter and they generated 5% of total revenue for the period. Two of the new customers were participants in the Aerospace & Defense industry while four participated in Non-A&D industries.

Gross margin during the quarter was 44% as compared to 43% for the second quarter of 2005 and 40% for the first quarter of 2006 due to the increase in win incentive awards. SG&A expenses prior to stock compensation expense rose $1.1 million as compared to the same period of 2005 and included non-routine expenses including $225,000 in expenses related to the 2005 restatement and $200,000 related to the post implement costs of the Company’s new ERP system. The majority of the remaining planned increase in expenses related to the development of the Company’s practices which were established during the later half of 2005.

During the second quarter the Company repurchased 948,100 shares at a cost of $5.9 million. The Company currently has approximately $8.1 million remaining in share repurchase authorization. In addition, as of June 30, 2006, the Company had a cash and investments position of approximately $15.8 million.

Conference Call and Webcast

SM&A will host a conference call at 1:30 p.m. Pacific Time on Wednesday, August 2, 2006 to discuss the Company’s results for the second quarter of 2006. To participate, callers should dial (800) 240-6709 or (303) 275-2170 approximately 10 minutes before the scheduled start of the call. The call will also be accessible via live webcast at the homepage of www.smawins.com by clicking on the webcast link.

Replay

A replay of the conference call will be available at www.smawins.com or by dialing (800) 405-2236 or (303) 590-3000, reference access code 11066171#. The call replay will be available for seven days.

Safe Harbor Statement

The statements in this news release that refer to expectations for fiscal year 2006 are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s Competition Management and Performance Assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2005. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.

About SM&A

SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won.  Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services.  From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.

SM&A
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

		June 30,		As Restated
		2006		December 31, 2005
ASSETS		(unaudited)

Current assets:
Cash and cash equivalents	$	10,828		$19,103
Investments		4,950		4,950
Accounts receivable, net		14,940		10,435
Prepaid expenses and other current assets.		698		380
Prepaid income taxes		—		924
Deferred income taxes		411		319
Total current assets		31,827		36,111
Fixed assets, net		3,309		2,571
Other assets		53		60

	$	35,189	$	38,742

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$	702		$762
Accrued compensation and related benefits.		2,413		2,129
Income taxes payable		368		—
Net liabilities of discontinued operations		201		396
Total current liabilities		3,684		3,287
Deferred income taxes		—		56
Other liabilities		552		539

Total liabilities		4,236		3,882
Commitments and contingencies
Shareholders’ equity:
Preferred stock		—		—
Common stock, no par value		39,760		46,126
Accumulated deficit		(8,807)		(11,266)

Total shareholders’ equity		30,953		34,860

	$	35,189	$	38,742

SM&A
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

Three Months Ended June 30,	Six Months Ended June 30,

		2006	As Restated	2006	As Restated
		—	2005	—	2005

Revenue	$	18,277	$20,261	$35,992	$40,506
Cost of revenue		10,268	11,583	20,842	23,106

Gross margin		8,009	8,678	15,150	17,400
Selling, general and administrative expenses		6,086	6,783	11,414	11,803
Operating income		1,923	1,895	3,736	5,597
Interest income, net		252	118	444	203

Income before income taxes		2,175	2,013	4,180	5,800
Income tax expense		895	823	1,721	2,073

Net income	$	1,280	$1,190	$2,459	$3,727

Net income per share:
Basic		$0.07	$0.06	$0.13	$0.18
Diluted		$0.07	$0.06	$0.12	$0.18
Shares used in calculating net income per share:
Basic		19,170	20,370	19,492	20,317
Diluted		19,372	20,879	19,706	20,980